Exhibit 15.1
December 16, 2013

Covisint Corporation
One Campus Martius
Detroit, Michigan 48226

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Covisint Corporation and subsidiaries for the three and six-month periods ended September 30, 2013, and 2012, as indicated in our report dated November 5, 2013 (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the financial statements prior to January 1, 2013 being prepared from the records of Compuware Corporation); because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, is incorporated by reference in this Registration Statement.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Detroit, Michigan